Exhibit 99.1
May 28, 2009
BY HAND DELIVERY
Boston Properties Limited Partnership
Prudential Tower
800 Boylston Street, Suite 1900
Boston, MA 02199-8103
Attention: Mr. David Provost

Re:	Lease dated May 29, 2009 by and between Boston Properties Limited Partnership, a Delaware limited partnership, as landlord (“Landlord”), and Constant Contact, Inc., a Delaware corporation, as tenant (“Tenant”), with respect to certain premises located at Reservoir Place, 1601 Trapelo Road, Waltham, Massachusetts
Dear David:
Reference is hereby made to the above-referenced lease (the “Lease”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Lease.
On behalf of Tenant, I am enclosing four (4) counterpart originals to the Lease, as executed by Tenant, which are to be held in escrow by you until such time that both (i) that certain Subordination, Non-Disturbance and Attornment Agreement by and among Landlord, Tenant, and Teachers Insurance and Annuity Association of America, a New York corporation (“Lender”), in a form reasonably agreed upon by Landlord, Tenant and Lender, has been executed by Lender and delivered to your attention for execution by Landlord and Tenant (the “SNDA Condition”) and (ii) Tenant has delivered to your attention the Letter of Credit required pursuant to Section 16.26 of the Lease (the “Letter of Credit Condition” and, together with the “SNDA Condition,” the “Escrow Conditions”). Tenant acknowledges that Landlord contemplates paying off that certain loan made from Lender to Landlord and discharging the mortgage securing such loan which currently encumbers the Property and Tenant agrees that in the event Landlord pays off such loan and discharges such mortgage on or before the Escrow Expiration Date (as defined below), Landlord will be deemed to have satisfied the SNDA Condition.
Landlord and Tenant agree and acknowledge that in the event that either or both of the Escrow Conditions have not been satisfied on or before 5:00 P.M. (EDT) on Friday, June 19, 2009 (the “Escrow Expiration Date”), you are hereby authorized and instructed to immediately return to my attention the Leases being delivered herewith and Landlord and Tenant shall have no further obligations to each other with respect to the Lease.
Notwithstanding the foregoing, Landlord and Tenant agree that from the date hereof until the Escrow Expiration Date, each party shall use good faith efforts to comply with the construction obligations set forth in Lease including, without limitation, the obligations of Landlord and Tenant set forth in Exhibit C to the Lease.

May 28, 2009

Kindly provide your signature on behalf of Landlord below, where indicated, and return one (1) original of this letter to me to confirm the arrangement set forth herein and to confirm that you are also holding four (4) counterpart originals to the Lease, as executed by Landlord.

Very truly yours,
/s/ Robert P. Nault
Robert P. Nault Vice President and General Counsel On behalf of Tenant
/s/ David Provost
David Provost
On behalf of Landlord
Enclosures
cc:	Paul Jakubowski, Esq. (via e-mail, w/o enclosures)
Steven Wasserman (via e-mail, w/o enclosures)
Neil Schneider (via e-mail, w/o enclosures)
Terrence McNeil, Esq. (via e-mail, w/o enclosures)
Madeleine Timin, Esq. (via e-mail, w/o enclosures)
Jason Fivek (via e-mail, w/o enclosures)
Austin Barrett (via e-mail, w/o enclosures)